 Exhibit 99.1

FirstEnergy Corp.	For Release: October 27, 2009
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Ron Seeholzer
(330) 384-5247	(330) 384-5415

FIRSTENERGY REPORTS THIRD QUARTER EARNINGS

Akron, Ohio – FirstEnergy Corp. (NYSE: FE) today reported third quarter 2009 basic and diluted earnings of $0.77 per share of common stock on net income of $230 million and revenue of $3.4 billion.  These results include charges related to the tender offer for FirstEnergy notes that was completed in September and restructuring costs.  On a non-GAAP* basis, third quarter basic and diluted earnings were $1.11 per share.

In the third quarter of 2008 basic earnings were $1.55 ($1.54 diluted) per share of common stock on net income of $471 million and revenue of $3.9 billion.  On a non-GAAP basis, third quarter 2008 earnings were $1.60 per share ($1.59 diluted).

Third Quarter and Nine Months GAAP to Non-GAAP* Reconciliation
	Third Quarter		Nine Months
	_2009_	__2008_	2009__	2008__
Basic Earnings Per Share (GAAP) Including Special Items:	$0.77	$1.55	$2.52	$3.32
Debt Redemption Premiums	0.30	--	0.30	--
Organizational Restructuring/ Incremental Strike Costs	0.07	--	0.14	--
Trust Securities Impairment	(0.03)	0.05	0.04	0.12
Regulatory Charges	--	--	0.56	--
Gain on Non-Core Asset Sale	--	--	(0.52)	(0.06)
Income Tax Issue Resolution	--	--	(0.04)	--
Litigation Settlement	__ --___	____--__	--____	(0.03)_
Basic Earnings Per Share (Non-GAAP*)	$1.11	$1.60	$3.00	$3.35

“While the economic downturn and mild weather in our service area held down our third quarter results, we remained committed to operational excellence and financial discipline,” said FirstEnergy President and Chief Executive Officer Anthony J. Alexander.  “We continue to reduce costs, enhance efficiencies, and make progress gaining a larger share of the generation business in Ohio.  However, no one knows with certainty how quickly the economy might turn around, and at this point, we believe it makes sense to narrow our 2009 non-GAAP* earnings guidance to $3.70 to $3.80 per share, from $3.70 to $3.85 per share.”

2009 Earnings Per Share Guidance GAAP to Non-GAAP* Basic Earnings Per Share Reconciliation
Basic Earnings Per Share (GAAP)	$3.71 - $3.81
Excluding Special Items:
Regulatory Charges	0.56
Trust Securities Impairment	0.04
Organizational Restructuring/
Incremental Strike Costs	0.14
Debt Redemption Premiums	0.30
Income Tax Issue Resolution	(0.53)
Gain on Non-Core Asset Sale	__ (0.52)___
Basic Earnings Per Share (Non-GAAP*)	$3.70 - $3.80

On the distribution side of our business, deliveries from FirstEnergy’s utilities decreased 10 percent compared to the third quarter of 2008.  Deliveries to residential and commercial customers declined 8 percent and 6 percent respectively – primarily related to mild weather.  Industrial deliveries decreased 16 percent during the quarter due to weak economic conditions.

On the generation side, production decreased compared to the third quarter of 2008 due to lower retail sales opportunities – particularly in Ohio – as well as weak wholesale market demand and prices.  Retail sales were down 11 percent, while sales to the wholesale market decreased 10 percent for the quarter.  Total electric generation sales decreased 11 percent.

In addition to lower sales, results for the third quarter of 2009 were negatively impacted by a reduction in transition cost recovery in Ohio, the absence of a tax benefit that helped earnings in the year-ago quarter, the end of distribution deferrals in December 2008, and higher pension, depreciation and financing costs.

These factors were partially offset by cost reduction efforts and gains realized on the sale of securities held in the company’s nuclear decommissioning trusts, which is part of the company’s strategy to reduce volatility in fund assets.

Also during the quarter, FirstEnergy’s operating companies made a voluntary contribution of $500 million to the company’s pension plan.  This contribution brings the plan’s funded status to more than 90 percent on an accumulated benefit obligation basis, which reflects the current value of the plan.

For the first nine months of 2009, basic earnings per share of common stock were $2.52 ($2.51 diluted) on net income of $754 million and revenue of $10.0 billion.  On a non-GAAP* basis, earnings were $3.00 per share in the first nine months of 2009.  This compares to basic earnings per share of common stock of $3.32 ($3.29 diluted) on net income of $1.0 billion and revenue of $10.4 billion in the prior-year period.  On a non-GAAP basis, earnings were $3.35 per share ($3.32 diluted) in the first nine months of 2008.

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the third quarter of 2009 – is posted on the company’s Web site – www.firstenergycorp.com/ir.  To access the report, click on Q3 2009 Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet Webcast of its teleconference for financial analysts at 1:00 p.m. Eastern Daylight Time today.  FirstEnergy management will present an overview of the company’s financial results for the quarter, followed by a question-and-answer session.  The teleconference can be accessed on the company’s Web site by selecting the Q3 2009 Earnings Conference Call link.  The Webcast will be archived on the Web site.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio.  Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.  Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control more than 14,000 megawatts of capacity.

(*)  This news release contains non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).   These non-GAAP financial measures are intended to complement, and not considered as an alternative, to the most directly comparable GAAP financial measure.  Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Pennsylvania, the impact of the Public Utilities Commission of Ohio’s regulatory process on the Ohio Companies associated with the distribution rate case, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, other legislative and regulatory changes, revised environmental requirements, including possible greenhouse gas emission regulations, the potential impacts of the U.S. Court of Appeals’ July 11, 2008 decision requiring revisions to the Clean Air Interstate Rules and the scope of any laws, rules or regulations that may ultimately take their place, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated or that certain generating units may need to be shut down) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation or other similar potential regulatory initiatives or actions, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission, Metropolitan Edison Company’s and Pennsylvania Electric Company’s transmission service charge filings with the Pennsylvania Public Utility Commission, the continuing availability of generating units and their ability to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, the changing market conditions that could affect the value of assets held in FirstEnergy’s nuclear decommissioning trusts, pension trusts and other trust funds, and cause it to make additional contributions sooner, or in an amount that is larger than currently anticipated, the ability to access the public securities and other capital and credit markets in accordance with FirstEnergy’s financing plan and the cost of such capital, changes in general economic conditions affecting the company, the state of the capital and credit markets affecting the company, interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy’s access to financing or its costs or increase its requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees, the continuing decline of the national and regional economy and its impact on the company’s major industrial and commercial customers, issues concerning the soundness of financial institutions and counterparties with which FirstEnergy does business, and the risks and other factors discussed from time to time in its Securities and Exchange Commission filings, and other similar factors.  The foregoing review of factors should not be construed as exhaustive.  New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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